UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant:  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
XPEL, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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XPEL, INC.
711 Broadway St.
Suite 320
San Antonio, TX 78215
(210) 678-3700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2025
To the Stockholders of XPEL, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XPEL, Inc. (“XPEL” or the “Company”) will be held via live webcast at www.cstproxy.com/XPEL/2025 on June 4, 2025 at 10:00 a.m. Central Time:
(1)    To elect as directors to the XPEL Board of Directors the five nominees named below:
•Ryan L. Pape
•Stacy L. Bogart
•Richard K. Crumly
•Michael A. Klonne
•John F. North
(2)    To ratify the appointment of Deloitte & Touche LLP as XPEL’s independent registered public accounting firm for the year ended December 31, 2025;
(3)    To approve, on an advisory basis, the compensation of the Company’s named executive officers;
(4)    To approve and adopt the XPEL Inc.2025 Employee Stock Purchase Plan; and
(5)    To consider such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.
Your Board recommends that you vote FOR the nominees named in Proposal 1 and FOR Proposals 2, 3, and 4.
The Board of Directors has fixed the close of business on April 15, 2025 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at the close of business on April 15, 2025 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 711 Broadway, Suite 320, San Antonio, TX 78215 for ten days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Investor Relations department at (210) 678-3700 to schedule an appointment.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares promptly by using the Internet or your Tablet or Smart Phone, following the instructions provided in the Notice of Internet Availability of Proxy Materials, or by signing and returning the proxy card mailed to those who receive paper copies of the accompanying proxy statement.
By Order of the Board of Directors,
Barry Wood
SECRETARY
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be held June 4, 2025:
This proxy statement, the form of proxy card and our 2024 Annual Report on Form 10-K are available at https://www.cstproxy.com/xpel/2025, which does not have “cookies” that identify visitors to the site.

i

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED BY INDEPENDENT REGISTERED ACCOUNTING FIRM	33
PROPOSAL THREE ADVISORY VOTE ON EXECUTIVE COMPENSATION	33
PROPOSAL FOUR APPROVAL OF THE XPEL, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN	33
STOCKHOLDER PROPOSALS FOR 2026 XPEL ANNUAL MEETING	35
OTHER MATTERS	37
APPENDIX A XPEL, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN	A-1
ii

XPEL, INC.
711 Broadway St., Suite 320
San Antonio, TX 78215
(210) 678-3700
PROXY STATEMENT

The Board of Directors of XPEL, Inc. (“XPEL” or the “Company”) is soliciting proxies to vote shares of common stock at the 2025 Annual Meeting of Stockholders to be held via webcast at www.cstproxy.com/XPEL/2025 on June 4, 2025 at 10:00 a.m. Central Time. In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which advises that the proxy materials are available on the Internet to stockholders. We intend to commence distribution of the Notice of Internet Availability on or about April 25, 2025. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you previously elected to receive our proxy materials electronically, you will continue to receive these materials in that manner unless you elect otherwise. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during regular business hours at XPEL’s corporate office, located at the address set forth above. If you would like to review the stockholder list, please call our Investor Relations department at (210) 678-3700 to schedule an appointment.
Record Date; Shares Entitled To Vote; Quorum
The Board of Directors has fixed the close of business on April 15, 2025 as the record date for XPEL stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock as of the record date are entitled to vote at the Annual Meeting. As of the record date, there were 27,664,765 shares of XPEL common stock outstanding, which were held by approximately 13 holders of record. This number of stockholders does not include shares held in “street” name. Stockholders are entitled to one vote for each share of XPEL common stock held as of the record date.
The holders of a majority of the outstanding shares of XPEL common stock issued and entitled to vote at the Annual Meeting must be present in person or by proxy to establish a quorum for business to be conducted at the Annual Meeting. Abstentions and “broker non-votes” are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
A “broker non-vote” occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under New York Stock Exchange rules (which are also applicable to Nasdaq companies). A broker non-vote may also occur if your broker fails to vote your shares for any reason. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal One, Proposal Three and Proposal Four. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. Proposal Two, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
Votes Required
The votes required for each proposal are as follows:
Election of Directors. Each share of our common stock is entitled to one vote with respect to the election of directors. The nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will have no effect on the election of directors. To be elected, each director must receive a plurality of the votes cast at the meeting. Withheld votes and broker non-votes are not considered votes cast “for” or “against” this proposal and will have no effect on the approval to elect directors.
If you sign and submit your proxy card or voting instruction form without specifying how you would like your shares voted, your shares will be voted FOR the Board’s recommendations specified below under Proposal One–Election of Directors, and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting. Should the Company lawfully identify or nominate substitute or additional nominees before the Annual Meeting, we will file supplemental proxy material that identifies such nominee(s), discloses whether such nominee(s) has (have) consented to being named in the proxy material and to serve if elected and includes the relevant required disclosures with respect to such nominee(s).
The Board of Directors recommends a vote “FOR” each of its nominees.
Appointment of Independent Registered Public Accounting Firm. Each share of our common stock is entitled to one vote with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions from voting will have no effect on the outcome of this proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares. The outcome of this proposal is advisory in nature and is non-binding.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP, as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
Advisory Vote on Executive Compensation. Each share of our common stock is entitled to one vote with respect to the approval, in a non-binding, advisory vote, of the compensation of our named executive officers. The affirmative vote of holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.
Approval and Adoption of the XPEL, Inc. 2025 Employee Stock Purchase Plan. Each share of our common stock is entitled to one vote with respect to the approval of the XPEL, Inc. 2025 Employee Stock Purchase Plan. The affirmative vote of holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares.
The Board of Directors recommends a vote “FOR” the approval and adoption of the 2025 Employee Stock Purchase Plan.
Voting of Proxies
If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following four methods:
•Vote in Person, by attending the Annual Meeting via webcast at www.cstproxy.com/XPEL/2025.
•Vote by Internet, by going to the web address https://www.cstproxy.com/xpel/2025 and following the instructions for Internet voting shown on the proxy card.
•Vote by Using Your Tablet or Smart Phone, by going to the web address https://www.cstproxy.com/xpel/2025 and following the instructions for Mobile Voting shown on the proxy card.
•Vote by Proxy Card, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you vote by Internet or Tablet or Smart Phone, please do not mail your proxy card. If you vote by mail, your signed proxy card must be received before the Annual Meeting to be counted at the Annual Meeting.
The deadline for voting electronically through the Internet or by Tablet or Smart Phone is 11:59 p.m., Eastern Time, on June 3, 2025.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or Tablet or Smart Phone.
PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING (VIA WEBCAST) UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.
The proxies identified on the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” Proposals Two, Three and Four. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.
Stockholder of Record. If your shares are registered directly in your name or with our transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.
Beneficial Holder. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, in order to vote these shares in person at the meeting (via webcast), you must obtain a legal proxy from your broker, bank or other nominee.
Revocability of Proxies
If you are a stockholder of record, whether you vote by Internet, by using your Tablet or Smart Phone, or by mail, you may change or revoke your proxy before it is voted at the Annual Meeting by:
•submitting a new proxy card bearing a later date;
•voting again by Tablet or Smart Phone or the Internet at a later time;
•giving written notice before the meeting to our Secretary at the address set forth on the cover of this proxy statement stating that you are revoking your proxy; or
•participating in the meeting via webcast.
Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. An XPEL stockholder whose shares are held in the name of a broker, bank or other nominee must bring a legal proxy from his, her or its broker, bank or other nominee to the meeting in order to vote in person.
Participating in the Virtual Annual Meeting
This year’s Annual Meeting will be accessible through the Internet. We are conducting a virtual online Annual Meeting so our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to our Annual Meeting for all of our stockholders and reduces the carbon footprint of our activities. We have worked to offer the same rights and opportunities to participate as were provided at the in-person portion of our past meetings, while providing an online experience available to all stockholders regardless of their location.

Participation

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 15, 2025, the record date, or hold a valid proxy for the meeting. To participate in the Annual Meeting, including to vote, stockholders of record must access the meeting website at www.cstproxy.com/XPEL/2025 and enter the 12-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card provided to you with this Proxy Statement, or that is set forth within the body of the email sent to you with the link to this Proxy Statement. If your shares are held in street name and your Notice of Internet Availability of Proxy Materials or voting instruction form indicates that you may vote those shares through the www.cstproxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 12-digit control number indicated on that Notice of Internet Availability of Proxy Materials or voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting.

Stockholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.cstproxy.com/XPEL/2025. Stockholders who have been provided or obtained a 12-digit control number may submit a question in advance of the meeting at www.proxyvote.com after logging in with that control number. Each stockholder will be limited to one question. We will post a replay of the Annual Meeting on our investor relations website, which will be available following the meeting and will include the question-and-answer session.

We encourage you to access the Annual Meeting before it begins. Online check-in will be available at wwww.cstproxy.com/XPEL/2025 approximately 15 minutes before the meeting starts on June 4, 2025.

Deadline for Voting by Proxy
In order to be counted, votes cast by proxy must be received prior to the Annual Meeting.
Solicitation of Proxies
Proxies will be solicited by mail and the Internet. Proxies may also be solicited personally, or by Tablet or Smart Phone, fax, or other means by the directors, officers, and employees of XPEL. Directors, officers, and employees soliciting proxies will receive no extra compensation but may be reimbursed for related out-of-pocket expenses. XPEL will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners. XPEL will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so. XPEL will pay the cost of solicitation of proxies.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials. This process, which is commonly referred to as “householding,” potentially results in extra convenience for stockholders, cost savings for companies and conservation of paper products. We have adopted this “householding” procedure.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, you may:
•Send a written request to Investor Relations, XPEL, Inc., 711 Broadway St., Suite 320, San Antonio, TX 78215 or call (210) 678-3700, if you are a stockholder of record; or
•notify your broker, if you hold your shares in street name.
Upon receipt of your request, we will promptly deliver a separate set of proxy materials to you. You may also contact Investor Relations as described above if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

PROPOSAL ONE
ELECTION OF DIRECTORS
Directors are elected annually. Any nominee who is elected to serve as a director at our 2025 Annual Meeting of Stockholders will be elected to serve a term of one year and is expected to hold office until the 2026 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified.
Assuming the presence of a quorum, the nominees for director who receive the most votes will be elected. The proxy card provides a means for stockholders to vote for or to withhold authority to vote for the nominees for director. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the election of the nominees for director. Non-votes are not considered votes cast “for” or “withhold” with respect to this proposal at the Annual Meeting and will have no effect on the election of directors.
The Board of Directors recommends a vote “FOR” the election of the nominees to the Board of Directors.
Board of Directors and Executive Officers
The following table sets forth the names, ages, and positions of the executive officers and directors of XPEL.

Name and Municipality of Residence	Age	Office	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ryan L. Pape San Antonio, Texas	44	Chairman of the Board, President and Chief Executive Officer and Director

Barry R. Wood San Antonio, Texas	62	Senior Vice President and Chief Financial Officer

Stacy L. Bogart Edina, Minnesota	61	Director	•		•	∘

Richard K. Crumly Austin, Texas	68	Director	•	•	•	•

Michael A. Klonne Miramar Lakes, Florida	73	Director	•	∘		•

John F. North Tampa, Florida	47	Director	•	•	∘
• Denotes independence or membership of committee
∘ Denotes committee chair

Executive Officers
Ryan L. Pape has served as our President and Chief Executive Officer since 2009, as a director since 2010 and Chairman of the Board of Directors since 2019. In these roles, he is responsible for providing strategic leadership by working with the Board and the management team to establish long-term goals, growth strategies, and policies and procedures for the Company. Mr. Pape’s primary objective is to ensure the Company’s affairs are carried out competently, ethically, in accordance with the law, and in the best interest of employees, customers and stockholders. From 2008 to 2009, Mr. Pape served as our Vice President of Operations, and had previously also served in other positions in operations and technology within the Company. Prior to his initial employment with the Company in 2004, Mr. Pape started his career in technology consulting. Mr. Pape graduated from the University of Texas in Austin with a Bachelor of Science Degree in Computer Science.

Our Board has determined that Mr. Pape is qualified to serve as a director and as Chairman, President and Chief Executive Officer based on his extensive experience with strategy, technology and product distribution and his proven ability to bring people together and develop a strong team of leaders.
Barry R. Wood joined the Company in June 2016 as Senior Vice President and Chief Financial Officer. In this role, he oversees the Company’s finance functions, including accounting, risk management, treasury management, investor relations and corporate development. Mr. Wood brings to the Company significant financial and operational expertise, having spent his entire professional career in the public accounting and finance fields. During his four year tenure as Vice President of Dispensing Operations with OptumRx, Inc. (previously Catamaran Home Delivery), from 2011 to 2016, Mr. Wood was responsible for back-end dispensing operations for four dispensing pharmacies. From 2008 to 2011, Mr. Wood served as the Chief Financial Officer of PTRX, Inc., a pharmacy benefits and prescription home delivery company, where he was responsible for all aspects of finance, treasury, audit, risk management, investor relations and human resources. Prior to this, Mr. Wood served in various executive finance roles with AT&T. Prior to that, Mr. Wood was as an audit manager for Ernst & Young. Mr. Wood graduated from Southern Illinois University - Edwardsville with a Bachelor of Science Degree in Accountancy, and obtained his Master of Business Administration with a Finance Concentration (MBA) at the University of Texas - Dallas. He earned his Certified Public Accountant designation in 1986 and his Chartered Global Management Accountant designation in 2010, and is currently licensed in Texas.
Directors
Ryan L. Pape, see above.
Stacy L. Bogart has been a director since March 23, 2022. Ms. Bogart is the Senior Vice President, General Counsel, Secretary and Corporate Responsibility of Winnebago Industries, Inc. and President, Winnebago Industries Foundation. Ms. Bogart joined Winnebago Industries in January 2018 as Vice President, General Counsel and Secretary and was appointed Senior Vice President, General Counsel, Secretary and Corporate Responsibility and President, Winnebago Industries Foundation in October 2020. Prior to joining Winnebago Industries, Ms. Bogart was Senior Vice President, General Counsel and Compliance Officer, Corporate Secretary at Polaris Industries Inc., a manufacturer and marketer of powersports products, where she joined in November 2009. Previously, Ms. Bogart was General Counsel of Liberty Diversified International; Assistant General Counsel and Assistant Secretary at The Toro Company; and a Senior Attorney for Honeywell International, Inc.
Ms. Bogart is an accomplished business executive with broad experience in both private and public companies. Her career is marked with roles of progressing scope, complexity, and responsibility. She serves as a strategic business partner and advisor with demonstrated ability to attract, develop, and motivate talent to achieve business excellence. She is known for partnering with senior management to achieve long-term strategic transformational goals, working with public company Board of Directors, corporate governance, corporate social responsibility, risk management, strategy, and mergers and acquisitions. We believe that Ms. Bogart’s experience and qualifications provide valuable skills to our Board.
Richard K. Crumly has been investing in start-up companies and other entrepreneurial ventures for more than 30 years. He has been involved in ventures ranging from consumer products to telecommunications – from start-up to the transition to the public marketplace. Mr. Crumly also has years of experience investing in various real estate ventures, from raw land to developed properties. He graduated from Trinity University in San Antonio with a Bachelor of Science. Mr. Crumly has served on the Board since 2010.
We believe that Mr. Crumly’s qualifications to serve on our Board include his entrepreneurial experience and broad investment background. Mr. Crumly is also a beneficial owner of approximately 5.1% of our common stock.
Michael A. Klonne built a successful career from entry level sales to President and CEO. From 1993 to 1996, Mr. Klonne played a major part in the growth of Findley Adhesives from a $20 million, regional company to a $300 million global company leading to the ultimate sale of the company to Bostik, S.A. From 1996 to 2010, Mr. Klonne served as Chief Executive Officer of Bostik, Inc., a global adhesive specialist in construction, consumer and industrial markets, helping grow Bostik, Inc.’s revenue to $1 billion with over 1,000 employees at 20 sites across North America, Latin America, Europe and Asia. He received his Bachelor of Science in Business Education at the University of Cincinnati, and his Master of Business Administration from Duke University.
Since 2013, Mr. Klonne has been serving as an industry leading consultant in the adhesives and polymers industries. His clients have included private equity firms, top global consumer companies and other industry leaders. Mr. Klonne is also active in the support of non-profit education startup companies and schools. Mr. Klonne also serves as board chair for the Right Step, Inc., a 501(c)(3) Choice School in Milwaukee, Wisconsin and as a member of the Board of Directors of Direct Biologics, LLC, a private manufacturer of regenerative biologic products. Mr. Klonne has served on the Board since 2017.

We believe that Mr. Klonne’s qualifications to serve on our Board include his broad and deep senior level experience in the products and sales industry as well as his general business acumen.
John F. North has been a director of XPEL since August 2023. Until September 2024, Mr. North served as the Chief Executive Officer and director of Lazydays Holdings, Inc. (Nasdaq: GORV), an operator of recreational vehicle (“RV”) dealerships across the U.S. which also offers a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. Previously, between October 2020 and September 2022, Mr. North served as senior vice president and chief financial officer at Copart, Inc. (Nasdaq: CPRT), a leading provider of online auctions and vehicle remarketing services. Prior to that, from March 2019 to August 2020, Mr. North served as the chief financial officer of Avis Budget Group, Inc. (Nasdaq: CAR), a global leader in car and truck rental and on-demand car sharing,. Prior to joining Avis Budget Group, Inc., Mr. North served for 17 years in a variety of leadership roles with Lithia Motors, Inc. (NYSE: LAD), a publicly traded auto retailer, including as chief financial officer from January 2017 to March 2019, and before that, as chief accounting officer from January 2016 to December 2016. Mr. North earned his B.S. in Finance from Santa Clara University in 1998. He is a Certified Public Accountant and a CFA Charterholder.
Mr. North’s prior management experience along with his former position as Chief Executive Officer of Lazydays Holdings, Inc. and Chief Financial Officer of Copart, Avis Budget Group and Lithia Motors and his broad knowledge of the automotive industry are important qualifications for the Board.
Corporate Governance
Composition of the Board of Directors
The Company believes that its Board, as a whole, should encompass a diverse range of talent, skill, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and business goals. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company’s policy is to have at least a majority of its directors qualify as “independent” as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience, and recommends nominees for director to the Board for approval.
The Nominating and Corporate Governance Committee believes that the Board of Directors should be composed of directors with experience in areas relevant to the strategy and operations of the Company, particularly in the automotive after-market and consumer discretionary products industries and complex business and financial dealings. We believe that each nominee and current director has gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. Many of our directors also have experience serving on boards and board committees of other public companies, as well as charitable organizations and private companies. The Nominating and Corporate Governance Committee also believes that each nominee and current director has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. With respect to each of our current directors and director nominees, their biographies on pages 5, 6 and 7 detail their individual experiences, together with their past and current board positions.
Meeting Attendance
During the fiscal year ended December 31, 2024, the Board of Directors held five (5) meetings, the Audit Committee held five (5) meetings, the Compensation Committee held five (5) meetings and the Nominating and Corporate Governance Committee held five (5) meetings. In addition, the Board of Directors acted by unanimous written consent one (1) time during the year. During 2024, each director attended at least 75% of all Board and applicable Committee meetings and, other than Mr. Pape, our Chairman of the Board, President and Chief Executive Officer, each director received compensation for his or her service to XPEL for his or her role as director. See “Executive Compensation—Director Compensation.”

Board Attendance at Annual Meetings
XPEL encourages, but does not require, directors to attend the Annual Meeting of stockholders. A majority of the directors attended XPEL’s Annual Stockholder Meeting conducted on June 5, 2024.
Committees of the Board of Directors
XPEL has standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which has a written charter.
The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. During 2024, the Audit Committee consisted of Messrs. Klonne (Chair), Crumly and North. The Board of Directors has determined that Mr. Klonne is an audit committee financial expert as defined by SEC rules. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the production of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Audit Committee Report, which appears on page 32, more fully describes the activities and responsibilities of the Audit Committee. During 2024, Mr. Pape, Mr. Wood, and representatives from Deloitte & Touche LLP, the Company’s independent registered public accounting firm, along with all three members of the Company’s Audit Committee attended each meeting of the Audit Committee. In addition, the representatives from Deloitte & Touche LLP and the Audit Committee met in executive session at each meeting.
During 2024, the Compensation Committee consisted of Messrs. North (Chair) and Crumly and Ms. Bogart. The Compensation Committee’s role is to establish and oversee XPEL’s compensation and benefit plans and policies, to administer the XPEL Inc. 2020 Equity Incentive Plan, or 2020 Plan, and to annually review and approve all compensation decisions relating to XPEL’s executive officers. The Compensation Committee submits its decisions regarding executive compensation to the independent members of the Board for approval. The agenda for meetings of the Compensation Committee is determined by its Chair. The Company’s personnel support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. During 2024, the Compensation Committee engaged Frederick W. Cook & Co. Inc., which we refer to as FW Cook or the Compensation Consultant, as its independent compensation consultant to assist the Compensation Committee with its work as it relates to compensation of XPEL’s executive officers and its board of directors. The Compensation Consultant also assisted with the preparation of the Compensation Discussion and Analysis section in last year’s proxy statement. For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation – Compensation Discussion and Analysis.”
During 2024, the Nominating and Corporate Governance Committee consisted of Ms. Bogart (Chair) and Messrs. Crumly and Klonne. The primary function of the Nominating and Corporate Governance Committee is to develop and maintain the corporate governance policies of XPEL and to assist the Board in identifying, screening and recruiting qualified individuals to become Board members and determining the composition of the Board and its committees, including recommending nominees for the election at the annual meeting of stockholders or to fill vacancies on the Board.
Each of the Board’s committees has a written charter and copies of the charters are available for review on the Company’s website at www.xpel.com.
Director Independence
The Board of Directors has determined that each of the following members of the Board of Directors is independent as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Exchange Act: Stacy L. Bogart, Richard K. Crumly, Michael A. Klonne and John F. North.  All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Exchange Act. The Board of Directors periodically conducts a self-evaluation on key Board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in the Board’s functioning and communication.

Board Leadership Structure
The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with XPEL’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes this provides XPEL with an efficient and effective leadership model. The Board believes that combining the Chairman of the Board and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:
•regular executive sessions of the independent directors; and
•annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.
Non-Management Sessions
The Board generally schedules regular executive sessions involving exclusively non-management directors generally at the time of each in-person board meeting. Mr. Klonne presided at all such executive sessions.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board reviews quarterly information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements to ensure that the compensation programs do not encourage excessive risk-taking. The Audit Committee oversees management of financial risks, as well as other identified risks, including information technology and cybersecurity. The Nominating and Corporate Governance Committee manages the risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating specific risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
The Board of Directors, together with the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee, coordinate with each other to provide company-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about the Company’s management of strategic, financial reporting, liquidity, compliance and operational risks. The Audit Committee of the Board also oversees XPEL’s cybersecurity risk exposures and the steps taken by management to monitor and mitigate cybersecurity risks. The Director of Enterprise Systems briefs the Audit Committee on the effectiveness of the Company’s cyber risk management program on a quarterly basis. The Board of Directors believes a well-balanced operational risk profile together with a relatively conservative approach to managing liquidity and debt levels contribute to an effective oversight of the Company’s risks.
At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. Outside of formal meetings, the Board, its committees and individual Board members have regular access to the executive officers of XPEL.
Compensation Committee Interlocks and Insider Participation
Messrs. North and Crumly and Ms. Bogart served on the Compensation Committee during 2024. No member of the Compensation Committee was at any time during 2024 or at any other time, an officer or employee of XPEL, and no member had any relationship with XPEL requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement. No executive officer of XPEL has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2024.
Code of Ethics
The Board of Directors has unanimously approved XPEL’s Code of Ethics. This Code is a statement of XPEL’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers, and employees. A copy of the Code of Ethics can be found in its entirety on XPEL’s website at www.xpel.com. Additionally, should there be any changes to, or waivers from, XPEL’s Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Stockholder Communications with the Board
The Board of Directors has implemented a process by which stockholders may communicate with the Board of Directors. Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to the Board of Directors, c/o Corporate Secretary. The Corporate Secretary has been instructed by the Board to promptly forward any communications received to the members of the Board.
Nominations
The Nominating and Corporate Governance Committee is responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by stockholders at the next annual meeting. For positions on the Board created by a director’s leaving the Board prior to the expiration of his current term, whether due to death, resignation, or other inability to serve, Article III of the Company’s Amended and Restated Bylaws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.
Pursuant to its charter, the Nominating and Corporate Governance Committee has the sole authority to retain any third-party search firm to assist it identifying Board member candidates and is currently utilizing the services of a third-party search firm to assist in the identification or evaluation of Board member candidates.
The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within his or her chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business and finance. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through some other source. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.
The Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business. As part of this process, the Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business.
The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are recommended by stockholders. Stockholders wishing to make such a recommendation may do so by sending the required information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary at the address listed above. Any such nomination must comply with the advance notice provisions of, and provide all of the information required by, XPEL’s Amended and Restated Bylaws. These provisions and required information are summarized under “Stockholder Proposals for 2026 XPEL Annual Meeting” beginning on page 35 of this proxy statement.
The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the information. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee will strive to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.
No candidates for director nominations were submitted to the Board of Directors by any stockholder in connection with the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based upon information received from the persons concerned, each person known to XPEL to be the beneficial owner of more than five percent of the outstanding shares of common stock of XPEL, each director and nominee for director, each of the executive officers and all directors and officers of XPEL as a group, owned beneficially as of April 15, 2025 (the record date for the Annual Meeting), the number and percentage of outstanding shares of common stock of XPEL indicated in the following table. Except as otherwise noted below, the address for each of the beneficial owners is c/o XPEL, Inc., 711 Broadway St., Suite 320, San Antonio, Texas 78215. None of the shares listed below have been pledged as security.

Name of Beneficial Owner	Number of Shares	Percentage (%)
Certain Beneficial Owners:
Wasatch Advisors, LP (1)	3,932,402	14.2%
BlackRock, Inc. (2)	3,906,962	14.1%
The Vanguard Group (3)	1,475,749	5.3%

Directors and Executive Officers:

Stacy L. Bogart	5,808	*
Richard K. Crumly (4)	1,412,363	5.1%
Michael A. Klonne (5)	51,598	*
John F. North	7,617	*
Ryan L. Pape	1,074,571	3.9%
Barry R. Wood (6)	27,039	*
Directors and Executive Officers as a group (6 persons)	2,578,996	9.3%
*    Less than one percent (1%)
(1)    Based on the information set forth in the Schedule 13G/A filed by Wasatch Advisors, Inc. on November 13, 2024, Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all of the shares set forth above. Wasatch Advisors, Inc.’s address is 505 Wakara Way, Salt Lake, City, Utah 84108.

(2)    Based on the information set forth in the Schedule 13G/A filed by BlackRock, Inc. on November 8, 2024 (the “Schedule 13 G/A”). BlackRock, Inc. has sole voting power to vote or direct the vote of 3,880,071 shares and the sole power to dispose or direct the disposition of 3,906,962. BlackRock Inc.’s address is 50 Hudson Yards, New York, NY 10001.

The following subsidiaries of BlackRock, Inc. beneficially own the shares set forth above:
Aperio Group, LLC
BlackRock Advisors, LLC
BlackRock Fund Advisors*
BlackRock Institutional Trust Company, National Association
BlackRock Asset Management Ireland Limited
BlackRock Financial Management, Inc.
BlackRock Asset Management Schweiz AG
BlackRock Investment Management, LLC
BlackRock Investment Management (UK) Limited
BlackRock Asset Management Canada Limited
BlackRock Investment Management (Australia) Limited
BlackRock Fund Managers Ltd

*Entity beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(3) Based on the information set forth in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 13, 2024, includes 40,983 shares as to which Vanguard shares voting power, 60,996 shares as to which Vanguard shares dispositive power and 1,414,783 shares as to which Vanguard has sole dispositive power. Vanguard does not have sole voting power as to any shares. Vanguard's clients, including investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)    Mr. Crumly has advised the Company that ADAMAS, LLC, of which Mr. Crumly is a control person, is the record owner of 1,076,743 shares of common stock of the Company and that CARPE, LLC, of which Mr. Crumly is a control person, is the record owner of 316,912 shares of common stock of the Company. Mr. Crumly disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Mr. Crumly’s spouse is the record owner of 15,500 shares of common stock of the Company. Mr. Crumly does not have any voting or dispositive power over such shares and disclaims beneficial ownership of all such shares.
(5)     Includes 50,008 shares owned by the Michael A. Klonne Living Trust, of which Mr. Klonne is the sole trustee and has the sole voting and dispositive over all such shares.
(6)    Includes 542 shares held in Mr. Wood's 401(k) account.
For a description of our current equity incentive plan, see “Executive Compensation — Compensation Discussion and Analysis – 2024 Executive Compensation Elements – 2024 Long-Term Incentive Compensation.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Approved by Stockholders
Equity compensation plans approved by stockholders	150,761	$46.03	399,239
Equity compensation plans not approved by stockholders	None	None	None
Total	150,761	$46.03	399,239
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires XPEL’s directors and executive officers and persons who own more than 10% of a registered class of XPEL equity securities to file with the Securities and Exchange Commission and The Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of XPEL common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of copies of such reports, we believe that, during the fiscal year ended December 31, 2024, no person required to file reports under Section 16(a) of the Securities Exchange Act of 1934 failed to file such reports on a timely basis during such fiscal year..
Insider Trading and Hedging Policy
The Board has adopted an insider trading policy that is reasonably designed to promote compliance with federal, state and foreign securities laws and the rules of the Nasdaq Stock Market that prohibit certain persons who are aware of material nonpublic information about the Company from (i) trading in securities of the Company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This Policy applies to transactions in the Company's securities including the Company's common stock, options to purchase common stock, or any other type of securities the Company may issue. Also, it is the policy of the Company to comply with applicable securities laws when transacting in its own securities. The policy provides, among other things, that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
1.Engage in transactions in Company securities, except as otherwise specified in the policy;
2.Recommend the purchase or sale of any Company securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family friends business associates, investor and expert consulting firms; and
4.Assist anyone engaged in the above activities.
It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.
The Board has also adopted a policy prohibiting hedging transactions and disallowing pledging transactions subject to narrow exceptions as further described below. Pursuant to this policy, hedging of any type by officers, directors and employees is prohibited, including entry into any prepaid variable forward contracts, equity swaps, collars, exchange funds or other transactions involving Company securities that could be used to hedge or offset any decrease in the value of the Company’s stock. Officers, directors and employees are also prohibited from maintaining Company securities in a margin account. Any officer, director or employee who wishes to pledge shares as collateral for a loan must demonstrate that he or she has the financial capability to repay the loan without resorting to the pledged securities and obtain the prior written approval of the Chief Financial Officer. This policy is included in the Company’s Insider Trading Policy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers ("NEOs"), we are referring to the following individuals whose 2024 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Name	Position
Ryan L. Pape	Chairman of the Board, President, and Chief Executive Officer
Barry Wood	Senior Vice President and Chief Financial Officer
Babatunde Awodiran	Senior Vice President, General Counsel and Secretary (1)
(1) Mr. Awodiran separated service from the Company effective February 18, 2025.
We evaluate, on an annual basis, the roles and responsibilities of our various officers and key employees. In connection with that review, we consider the definition of “executive officer” in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in determining that only the individuals named above met the definition of “executive officer” under Rule 3b-7 at any time during 2024. Other than its named executive officers, the Company does not have any officers or employees who performed policy-making functions or were “in charge of a principal business unit, division or function” within the meaning of Rule 3b-7 for the Company during 2024 who were employed by the Company on December 31, 2024. Consequently, we concluded only the individuals named above should be identified as “named executive officers” in our executive compensation disclosures for the year ended December 31, 2024. In the event we determine that any additional persons meet the standards of an “executive officer,” under Rule 3b-7 of the Exchange Act, we will provide appropriate disclosures, including the disclosure required under Items 401(e) and 402 of Regulation S-K, in all relevant future filings with the SEC.

2024 Company Performance and Business Discussion
The fiscal year ended December 31, 2024 was a challenging year for the Company. Revenue growth slowed substantially during the year primarily due to increased macro-economic challenges in the United States and Europe and an overall decline in revenue in China as our distributor continued to work through excess inventory. Key metrics for the year include:
•Revenue increased 6.1% to $420.4 million as compared to $396.3 million in the prior year;
•Net income decreased by 13.8% to $45.5 million, or $1.65 per basic and diluted share, compared to $52.8 million, or $1.91 per basic and diluted share, in 2023; and
•Earnings before interest, taxes and depreciation (“EBITDA”)(1) declined 9.6% to $69.5 million, or 16.5% of revenue, as compared to $76.9 million, or 19.4% in the prior year.
(1)    EBITDA is a non-GAAP financial measure. We believe EBITDA provides helpful information with respect to our operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of our day-to-day operations. Management uses EBITDA (1) to compare our operating performance on a consistent basis, (2) to calculate incentive compensation for our employees, (3) for planning purposes including the preparation of our internal annual operating budget, (4) to evaluate the performance and effectiveness of our operational strategies, and (5) to assess compliance with various metrics associated with the agreements governing our indebtedness. Accordingly, we believe that EBITDA provides useful information in understanding and evaluating our operating performance in the same manner as management. We define EBITDA as net income plus (a) total depreciation and amortization, (b) interest expense, net, and (c) income tax expense.

The following table is a reconciliation of Net Income to EBITDA for the years ended December 31, 2024 and 2023:

(in thousands)	2024	2023
Net Income	$45,489	$52,800
Interest	996	1,248
Taxes	11,289	13,231
Depreciation	5,820	4,534
Amortization	5,877	5,059
EBITDA	$69,471	$76,872
EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as an alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations. In addition, other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Compensation Philosophy
The Company’s compensation philosophy is to provide compensation that will attract and retain high-performing talent, motivate the Company’s executive officers to create long-term value and enhance stockholder value, provide a fair reward for their accomplishments, and foster our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.
Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the Board for determination, the compensation package of our Chief Executive Officer and our Chief Financial Officer. The Compensation Committee considers our CEO’s recommendations as to the executive officers’ compensation (other than his own) based on his review of the performance of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.
Compensation Objectives
The Company’s compensation programs for its executive officers are designed to provide the following:
•base salaries commensurate with such person’s responsibility, experience, tenure and job performance;
•annual cash incentive compensation that motivates the executive officers to lead and manage the business to meet the Company’s short- and long-term objectives;
•equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of stockholders; and
•compensation that is competitive with other companies with which the Company may compete for talent, determined by comparing the Company’s pay practices with these companies.
2024 Executive Compensation Elements
The elements of our 2024 executive compensation program are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation, and (iv) benefits. The following discussion explains these elements and their primary purposes with respect to our 2024 executive compensation program.

The table below summarizes our target total compensation mix for 2024. It excludes certain items that are reflected as “All Other Compensation” in the 2024 Summary Compensation Table. Such items are not typically considered in the Compensation Committee’s pay deliberations because the amounts are not material and, in certain cases, non-recurring.

2024 PAY ELEMENTS
	Base Salary (1)	Target Annual Bonus (2)	Restricted Stock Units/Performance Shares	Total Compensation Mix (3)
CEO	22%	18%	60%	22% fixed / 78% variable
Other NEOs (Average)	41%	17%	42%	41% fixed / 59% variable

(1)	Annual base salary rate set by the Compensation Committee effective January 6, 2024.
(2)	Calculated at the target level of performance.
(3)	Variable compensation includes annual incentive compensation, restricted stock units and performance stock units..
Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his or her primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his or her leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.
The following base salary adjustments were approved by the Compensation Committee during 2023 for the Named Executive Officers effective January 6, 2024.

BASE SALARY RATE
Name	2023 Base Salary ($)	2024 Base Salary ($)	Change (%)
Ryan L. Pape	535,500	562,000	5.0%
Barry Wood	375,900	395,000	5.0%
Babatunde Awodiran (1)	330,000	340,000	3.0%

(1)Mr. Awodiran separated service from the Company effective February 18, 2025.

    Annual Cash Bonus. The 2024 bonus plan established target cash award amounts as a percentage of base salary, which varies by executive position. The 2024 bonus plan considered two performance metrics tied to pre-defined goals (50% gross revenue and 50% earnings per share). The 2024 payout opportunities ranged from 0% to 150% of target depending on performance versus the goals. The table below shows the calculation of the 2024 performance results, which resulted in a weighted average payout of 34% of target for each of our named executive officers.

	PERFORMANCE GOALS			Actual Result (1)	Resulting Payout
Measure	Threshold (0% payout)	Target (100% payout)	Stretch (150% payout)

Gross Revenues (50% weight)
(in $millions)	$410.1	$455.7	$501.3	$426.9	68%

Earnings Per Share (50% weight)
(in $)	$2.03	$2.25	$2.48	$1.70	0%
(1)Performance results were adjusted to exclude the impact of executive officer and Board of Directors’ cash and stock compensation that was not considered in derivation of performance goals.
The Compensation Committee believes the 2024 annual bonus plan aligns pay for performance and the interests of management with stockholders. The table that follows shows the calculation of the bonus payouts achieved for the Named Executive Officers for 2024, which are disclosed in the Summary Compensation Table. The 2024 annual bonus payments were paid in March 2025. Please refer to the Grants of Plan-Based Awards Table for additional information regarding the annual bonus plan.

ANNUAL CASH BONUS
Name	2024 Base Salary ($)	Target Payout (% Salary)	Target Bonus Payout ($)	Bonus Earned (% Target)	2024 Bonus Payout ($)
Ryan L. Pape	$562,000	80%	$449,600	34%	$152,766
Barry Wood	$395,000	40%	$157,900	34%	$53,685
Babatunde Awodiran (1)	n/a	n/a	n/a	n/a	n/a

(1)Mr. Awodiran separated service from the Company effective February 18, 2025.

2024 Long-Term Incentive Compensation. At the 2020 Annual Meeting, the Company’s stockholders approved the 2020 XPEL, Inc. Equity Incentive Plan (which was amended in 2023), which we refer to as the 2020 Plan. A total of 550,000 shares of common stock are currently reserved for issuance under the 2020 Plan. Under the 2020 Plan, the Compensation Committee may grant stock options, restricted stock, restricted stock units, or RSUs, and performance units, or PSUs, or performance shares to our executive officers and non-employee directors. Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by: attracting and retaining the best available personnel for positions of substantial responsibility; providing effective incentives to employees, directors and consultants; and promoting the success of the Company’s business. We believe that a stock-based compensation program is central to this objective. Grants in 2024 consisted of two components: RSUs and PSUs. The Compensation Committee believes the form of these equity awards and the 50%/50% target weighting appropriately balances ensuring executives have meaningful, long-term equity ownership, promoting stock price-based and financial-based achievements, and aligning the interests of the NEOs with the Company’s risk profile and interests of our stockholders. The RSUs vest ratably over a four-year period and are forfeited if employment ends before vesting, with limited exceptions. The PSUs cliff vest at the end of a three-year performance period and are forfeited if employment ends before vesting, with limited exceptions. The table below shows the performance metrics and goals for the grants made in 2024:

	PERFORMANCE GOALS
Measure	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
3-Year Average Revenue Growth (50% Weighting)
Average Annual Growth (FY24-26)	8.0%	12.6%	16.9%
Cumulative 3-year Revenue Threshold (FY24-26)	$1.1B

3-Year Average Return on Invested Capital (50%Weighting)
Average Annual ROIC (FY24-26)	20.2%	22.3%	24.5%

The 2024 target opportunities under the 2020 Plan are set forth in the table below:

Named Executive Officer	2024 LTIP Target in $ (1)	2024 LTIP Target as % of Base Salary
Ryan L. Pape	$1,500,000	222%
Barry R. Wood	$400,000	101%
Babatunde Awodiran (2)	$250,000	74%

(1)This amount is based on the grant date fair value of the equity awards granted to the NEOs during 2024, calculated in accordance with U.S. GAAP pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation.” For further information, see footnote (1) to the “Summary Compensation Table.”
(2)Mr. Awodiran separated service from the Company effective February 18, 2025.

Compensation Practices. The Compensation Committee has adopted the following practices designed to align the interests of our executive team with those of our stockholders and with market best practice:

What We Do	What We Don’t Do
✓  Grant compensation that is primarily at-risk and variable
✓  Subject short-term incentive compensation to measurable and rigorous goals
✓  Use an independent compensation consultant
✓  Cap annual cash incentive payments at 150% of target to mitigate excessive risk taking
✓  Provide competitive compensation that is compared against an industry peer group
✓  A robust clawback policy

×   Provide excessive severance benefits
×  Reprice stock options
×  Provide excessive perquisites
×   Allow hedging or pledging of Company stock
×  Provide tax gross-ups on any forms of compensation or benefits
×  Provide “single trigger” change in control payments
×   Provide supplemental executive retirement plans

Independent Consultant. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee engaged FW Cook to review our executive compensation programs and to assess our executive officers’ base salaries, annual incentives, and long-term incentive practices from a competitive standpoint. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee. FW Cook has assisted the Compensation Committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group.
Peer Group and Benchmarking. During 2024, FW Cook provided the Compensation Committee with an updated analysis of base salary, target bonus, target total cash, long-term incentive value and design and target total compensation for executives of diversified consumer product companies with comparable business characteristics to the Company. In performing this analysis, FW Cook used a peer group of 14 companies, which was reviewed and approved by our Compensation Committee.
The peer group consisted of the following companies:

Clarus Corporation	Ingevity	WD-40 Company
Dorman Products, Inc.	Inter Parfums	Winmark Corporation
e.l.f. Beauty, Inc.	Mister Car Wash, Inc.	YETI Holdings, Inc.
Fox Factory Holding Corp.	Beauty Health	Honest Company Inc.
GrowGeneration Corp.	Aspen Aerogels
The Compensation Committee used the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee also considers broader market benchmark data from nationally recognized third-party compensation surveys and the input of our CEO and the Compensation Committee's independent consultant. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.
Equity Grant Practices
Equity grants to our NEOs and other members of the senior leadership team occur annually on March 1 after the issuance of our Annual Report on Form 10-K. The Compensation Committee works with the independent consultant to determine and recommend to the Board the amount of equity grants to the NEOs and other members of the senior leadership team. The Compensation Committee and the Board of Directors consider if any equity grantee is in possession of material non-public information ("MNPI") prior to approving the grant. If the Board of Directors determine that any grantee is in possession of MNPI, the equity grant timing will be delayed.
Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage and 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.
Tax and Accounting Considerations. We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.
For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed and for income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.
Section 162(m) of the Code "Section 162(m)" generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain “covered employees” in any single year. The Compensation Committee believes that stockholder interests are best served if it retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible.
Compensation Risk Assessment. The Compensation Committee considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices as well as evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management and its independent consultant to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Clawback Policy. In August 2023, we adopted our clawback policy (the "clawback policy"), which includes a mandatory recovery element applicable to our current and former Section 16 officers to comply with the incentive-based compensation recovery provisions of the Dodd-Frank Act and the Nasdaq listing standards regarding recovery of erroneously awarded compensation in the event of certain accounting restatements. The clawback policy was filed as Exhibit 97.1 to XPEL’s Annual Report on Form 10-K for the year ended December 31, 2024.
Stock Ownership Guidelines. On August 3, 2023, XPEL's Board established stock ownership guidelines to strengthen the alignment of named executive officers interests with those of stockholders. The stock ownership guidelines may be satisfied by owning shares of XPEL common stock and by unvested RSU grants. Under the guidelines below, each NEO is precluded from selling any shares of our common stock until the NEO satisfies the ownership guidelines set forth in the following table.

Named Executive Officer	Ownership Guideline	Ownership Guideline at December 31, 2024 (# of Shares) (1)	Current Ownership (Share and/or Share Equivalent)	Current Ownership (Multiple of Guideline) (1)
Ryan L. Pape	6x annual base salary	84,427	1,074,571	12.7x
Barry R. Wood	1x annual base salary	9,890	27,039	2.7x
(1) The market value of Company stock was calculated based on the closing price of XPEL’s common stock on December 31, 2024 of $39.94.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of XPEL has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.
This report is submitted by the members of the Compensation Committee.
John F. North, Chair
Stacy L. Bogart
Richard L. Crumly

COMPENSATION OF NAMED EXECUTIVE OFFICERS OF THE COMPANY
During 2024, the Company had three named executive officers, Ryan L. Pape, Chairman of the Board, President and Chief Executive Officer, Barry R. Wood, Senior Vice President and Chief Financial Officer and Babatunde Awodiran, Senior Vice President, General Counsel and Secretary. Mr. Awodiran separated service from the Company effective February 18, 2025.
The following table provides compensation information for the Company’s three most recently completed financial years in respect of the named executive officers.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Ryan L. Pape	2024	562,000	—	1,500,000	152,766	—	2,214,766
Chairman of the Board	2023	532,068	—	1,250,000	250,604	12,000	2,044,672
and President and CEO	2022	502,500	—	750,000	268,335	12,000	1,532,835

Barry R. Wood	2024	395,000		400,000	53,685	—	848,685
Senior Vice President and CFO	2023	373,491	—	400,000	117,276	12,000	902,767
	2022	352,525	—	300,000	125,499	12,000	790,024

Babatunde Awodiran (4) Senior Vice President and General Counsel	2024	340,000	—	—	—	—	340,000
	2023	222,116	—	250,000	69,744	8,000	549,860

(1)    The amounts in this column reflect the aggregate grant date fair value of stock awards granted during a given year to the named executive officer calculated in accordance with FASB ASC Topic 718. See Note 12 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.
The amounts included in this column include the sum of the grant date fair values of performance share units ("PSUs"). The 2024 PSUs will be earned based on the Company's achievement of three-year average annual revenue growth (50%) and three-year return on invested capital (50%). The PSUs are accounted for as equity awards. The 2024 stock award amounts include the following grant date fair values of the PSUs: Mr. Pape: $750,000; Mr. Wood: $200,000; and Mr. Awodiran: $125,000. The grant date values of the PSUs, assuming the maximum number of shares would be earned at the end of the three-year period, would have been: Mr. Pape: $1,500,000; Mr. Wood: $750,000; and Mr. Awodiran: $250,000. Mr. Awodiran's PSUs were forfeited upon his separation of service from the Company effective February 18, 2025.
(2)    The amounts in this column reflect annual cash incentive compensation earned under our Annual Bonus Plan. Please see the discussion under “Compensation Discussion & Analysis – Elements of Executive Compensation – Annual Bonuses” for more information.

(3)    Consists of Company paid health insurance premiums which was discontinued in 2024
(4)     Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025.
None of our named executive officers has an employment agreement.

Grants of Plan-Based Awards
The following table provides information with regard to grants of non-equity incentive compensation and all other stock and option awards to our named executive officers in 2024.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)				Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3) (#)
Ryan L. Pape	03/01/2024	—	337,200	505,800
	03/01/2024				7,132	14,264	28,528	14,264	1,500,000

Barry R. Wood	03/01/2024	—	158,000	237,000
	03/01/2024				1,902	3,804	7,608	2,377	400,000

Babatunde Awodiran (5)	03/01/2024	—	136,000	204,000
	03/01/2024				1,189	2,377	4,754	2,377	250,000

(1)	Reflects awards under the Annual Bonus Plan. Please see the discussion under “Compensation Discussion & Analysis – Elements of Executive Compensation – Annual Bonuses” for more information. Please also refer to column 5 of the Summary Compensation Table.
(2)	Reflects threshold, target and maximum PSUs granted to our NEOs in 2024, which will vest on March 1, 2027. The actual number of units that vest will range between 0% and 200% of target, depending on actual performance during the performance period.
(3)	Reflects RSUs granted to our NEOs in 2024.
(4)	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. The closing price of our common stock on March 1, 2024 was $52.58 per share. See Note 12 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.
(5)	Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025

Outstanding Equity Awards At Fiscal Year End
The following table provides information concerning outstanding equity awards at December 31, 2024 for our named executive officers.

Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ryan L. Pape (2)	48,977	1,411,624

Barry R. Wood (3)	14,367	573,818

Babatunde Awodiran (4)	—	—
______________________________________
(1) The market value was calculated based on the closing price of XPEL’s common stock on December 31, 2024 of $39.94 per share multiplied by the number of shares of stock that had not vested as of December 31, 2024.

(2) Subject to the Mr. Pape's continued service through each vesting date, shares or units of stock that have not vested include the following:

•14,264 units that will vest in four equal installments on each anniversary of March 1, 2024.
•14,264 units that will "cliff" vest on March 1, 2027.
•5,972 units that will vest in three remaining installments on each anniversary of June 19, 2023
•7,962 units that will "cliff" vest on July 19, 2026
•5,475 units that will equally vest in two remaining installments on each anniversary of September 7, 2022
•1,040 units that will vest on July 15, 2025

(3) Subject to Mr. Wood's continued service through each vesting date, shares or units of stock that have not vested include the following:

•3,804 units that will vest in four equal installments on each anniversary of March 1, 2024.
•3,804 units that will "cliff" vest on March 1, 2027.
•1,277 units that will vest in three remaining installments on each anniversary of June 19, 2023
•2,548 units that will "cliff" vest on July 19, 2026
•2,191 units that will equally vest in two remaining installments on each anniversary of September 7, 2022
•743 units that will vest on July 15, 2021

(4) Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025.

Option Exercises And Stock Vested
There were no exercises of stock options by any named executive officers during the fiscal year ended December 31, 2024. A total of 8,239 RSUs awarded in 2021, 2022 and 2023 had vested as of December 31, 2024.
The following table provides information concerning exercises of stock options and vesting of other stock awards by our named executive officers during the fiscal year ended December 31, 2024.

Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Exercise ($) (2)
Ryan L. Pape	5,766	226,868
Barry R. Wood	2,473	96,950
Babatunde Awodiran (3)	398	14,627
_________________________

(1)	The number of shares reported includes shares that were surrendered during the year to satisfy taxes upon the vesting of restricted stock units.
(2)	Reflect the gross number of shares acquired on vesting multiplied by the closing market price of the Company’s common stock on the vesting date. Includes the value of shares surrendered to satisfy taxes upon the vesting of restricted stock awards.
(3)	Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025.
Pension Benefits
XPEL does not sponsor any pension benefit plans and none of the named executive officers contribute to such a plan.
Non-Qualified Deferred Compensation
XPEL does not sponsor any non-qualified defined compensation plans or other non-qualified deferred compensation plans and none of the named executive officers contribute to any such plans.
Potential Payments Upon Termination or Change in Control
Under the terms of the XPEL, Inc. 2020 Equity Incentive Plan, which we refer to as the 2020 Plan, in the event of a Change in Control (as defined below), in the event that (i) with respect to awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, in the event of an NEO’s death or disability or in the event an NEO’s employment is terminated by the Surviving Entity (for reasons other than Cause (as defined below) or if an NEO voluntarily terminates his or her employment for Good Reason (as defined below)) within 24 months following a Change in Control, or (ii) the 2020 Plan is terminated by the Surviving Entity or an affiliate of the Surviving Entity following a Change in Control without provision for the continuation of outstanding awards or equitable conversion or substitution of such award in connection with the Change in Control in a manner approved by the Compensation Committee, all awards which have not otherwise expired shall be Accelerated (as defined below).
Under the terms of the 2020 Plan:
“Accelerated” means, with respect to any named executive officer, or NEO:
(A) any and all options shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term; and
(B) any restriction periods and restrictions imposed on restricted stock, restricted stock units, performance shares, performance units and other share-based awards shall lapse and with respect to awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a Company policy applicable to the NEO or other written agreement between the NEO and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

“Cause” means, in the absence of an award agreement or employment or service agreement with the NEO otherwise defining Cause, (i) an NEO’s conviction of or indictment for any crime (whether or not involving the Company or any parent or subsidiary of the Company) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the NEO’s duties to the Company or any Parent or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Parent or Subsidiary of the Company; (ii) conduct of an NEO, in connection with his employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any parent or subsidiary of the Company; (iii) any material violation of the policies of the Company or any parent or subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any parent or subsidiary of the Company; (iv) willful neglect in the performance of a NEO’s duties for the Company or any parent or subsidiary of the Company or willful or repeated failure or refusal to perform such duties; (v) acts of willful misconduct on the part of an NEO in the course of his employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company; (vi) embezzlement, misappropriation or fraud committed by an NEO or at his direction, or with his personal knowledge, in the course of his employment or service, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company; or (vii) a NEO’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the NEO is given written notice of such breach by the Company; provided, however, that if, subsequent to an NEO’s voluntary termination for any reason or involuntary termination by the Company or any parent or subsidiary of the Company without Cause, it is discovered that the NEO’s employment or service could have been terminated for Cause, upon determination by the Compensation Committee, such NEO’s employment or service shall be deemed to have been terminated for Cause for all purposes under the 2020 Plan. In the event there is an award agreement or an employment or service agreement with the NEO defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company or any parent or subsidiary of the Company for Cause is not deemed to have occurred unless all applicable notice and cure periods in such award agreement or employment or service agreement are complied with. The Compensation Committee shall have the sole discretion to determine whether a NEO has been terminated for Cause.
“Change in Control” means the occurrence of any of the following events: (i) A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group (“Group”), acquires beneficial ownership of the stock of the Company that, together with the stock held by such person, constitutes more than twenty percent (20%) of the total voting power of the stock of the Company;
(ii) The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof);
(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the 12-month period shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this definition; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or
(iv) the sale, transfer, or assignment to, or other action by any person of all or substantially all of the Company’s assets and business in one or a series of related transactions.
Notwithstanding the foregoing, to the extent an award or any payment thereunder is considered “deferred compensation” subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

“Good Reason” means, in the absence of an award agreement or employment or service agreement with the NEO otherwise defining Good Reason:
(i) a reduction in the NEO’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time;
(ii) a change in the principal place of the NEO’s employment, as in effect at the time of a Change in Control, to a location more than fifty (50) miles from such principal place of employment, excluding required travel on the Company’s business; or
(iii) the failure by the Company or any successor, without the NEO’s consent, to pay to the NEO any portion of the NEO’s current compensation, or to pay to the NEO any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due.
Notwithstanding the above, an event listed in (i)-(iii) above will only constitute Good Reason if (A) the NEO notifies the Board in writing of the underlying circumstances constituting Good Reason within thirty (30) days of the occurrence of the circumstances constituting Good Reason, (B) the Company fails to cure such circumstances within thirty (30) days after receiving written notice thereof, and (C) the NEO terminates his or her employment within thirty (30) days after such cure period has expired.
The following table provides information concerning termination and change in control payments to each of our named executive officers as if the event occurred on December 31, 2024:
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Type of Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death / Disability ($)	Change in Control ($)
Ryan L. Pape	RSU Acceleration	0	1,956,121	1,956,121	1,956,121	1,956,121
	Total	0	1,956,121	1,956,121	1,956,121	1,956,121
Barry R. Wood	RSU Acceleration	0	573,818	573,818	573,818	573,818
	Total	0	573,818	573,818	573,818	573,818
Babatunde Awodiran (1)	RSU Acceleration	0	n/a	n/a	n/a	n/a
	Total	0	n/a	n/a	n/a	n/a
(1) Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025.
CEO Pay Ratio
We determined the pay ratio by dividing the total 2024 compensation of the CEO as disclosed in the Summary Compensation Table by the total 2024 compensation of the median employee, using the same components of compensation and valuation methodology as used in the Summary Compensation Table for the CEO.
The total compensation of our median employee was $55,382. The pay ratio calculation as of December 31, 2024 was 40:1.
Our median employee for 2024 was determined using the compensation of domestic and international employees who were actively employed on December 31, 2024. We used cash compensation through December 31, 2024 to determine the median employee.
Compensation of Directors
The Compensation Committee is responsible for all forms of compensation to be granted to the directors of the Company. The Compensation Committee’s mandate includes reviewing and recommending director compensation proposals for approval by the Board. The level of compensation for directors is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and scope, and the availability of financial and other resources of the Company.

In February 2024, the Compensation Committee approved new annual compensation amounts for our non-employee Directors as follows:

Position	Annual Fee ($)
Director Retainer	60,000
Lead Director Fee	25,000

Committee Chair	Annual Fee (in lieu of member fee) ($)
Audit	17,500
Compensation	12,500
Governance	10,000

Each non-employee director may elect to receive the annual director fee and the committee chair fee in shares of XPEL common stock in lieu of cash. All Directors, except for Mr. North, elected to receive their respective fees in cash in 2024.
In addition, on or around the annual meeting date, each non-employee director receives an $80,000 grant of RSUs that vest quarterly over a one year period.
The following table summarizes the compensation paid to directors, other than Mr. Pape, for the fiscal year ended December 31,2024.

Name	Fees Earned or Paid in Cash or Stock ($)	Stock Awards ($)(1)(2)	Total ($)
Stacy L. Bogart	70,000	80,000	150,000
Richard K. Crumly	60,000	80,000	140,000
Michael A. Klonne	77,500	80,000	157,500
John F. North	71,365	80,000	151,365
________________
(1) The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation – Stock Compensation”, and are calculated using the closing price per share as quoted by NASDAQ on the date of the grant. Equity grant valuation are discussed in Note 12 to the Company’s audited consolidated financial statements for the year ended December 31, 2024, in the Annual Report on Form 10-K filed with the SEC on February 28, 2025.
(2) The current non-employee directors each had 1,060 shares of unvested restricted stock at December 31, 2024.
Director Stock Ownership Guidelines
In February 2024, XPEL’s Board has established stock ownership guidelines to strengthen the alignment of director interests with those of stockholders. Under the guidelines below, each director is precluded from selling any shares of our common stock until the director satisfies the ownership guidelines set forth in the following table.  The stock ownership guidelines may be satisfied by owning shares of XPEL common stock.  Satisfaction of the ownership guidelines will fluctuate with the market value of the shares of XPEL common stock.

Position	Stock Ownership Guidelines
Non-employee Directors	3x annual cash retainer

The Board will review compliance on January 31 of each year. Those directors in compliance as of January 31 of each year must retain minimum ownership until the next compliance date. Those not in compliance will continue to be subject to the requirement until the next compliance date. As of January 31, 2025, all non-employee directors had satisfied the minimum stock ownership guidelines.

PAY VERSUS PERFORMANCE
The following table sets forth the compensation for our Principal Executive Officer (the “PEO”) and the average compensation for our other NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for 2020, 2021, 2022, 2023 and 2024. The table also provides information on our cumulative total stockholder return (“TSR”), the cumulative TSR of the Russell 2000 Index, Net Income and EBITDA (non-GAAP). We have chosen to use the Russell 2000 Index rather than a peer group because our major competitors are either much larger than we are and their competitive products constitute small lines of business for these companies or other competitors are private companies.

Year (a)	Summary Compensation Table Total for PEO(1) (b)	Compensation Actually Paid to PEO(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(1) (d)	Average Compensation Actually Paid To Non-PEO NEOs(2) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income(4) (h)	EBITDA(5) (i)
					Total Stockholder Return(3) (f)	Peer Group Total Return(3) (g)
2024	$2,214,766	$1,573,139	$594,343	$450,740	$664.56	$144.08	$45,489	$69,471
2023	$2,044,672	$1,496,000	$726,314	$586,253	$896.01	$121.62	$52,800	$76,872
2022	$1,532,835	$1,401,289	$736,192	$674,403	$1,010.98	$113.78	$41,381	$61,209
2021	$1,302,500	$1,305,845	$678,614	$680,599	$1,136.11	$145.06	$31,567	$44,131
2020	$775,285	$775,285	$379,854	$379,854	$857.90	$127.64	$18,282	$25,284

(1)Compensation for our PEO reflects the amounts reported in “Summary Compensation Table” for the respective years. Our PEO from 2020 to 2024 was Ryan L Pape. Average compensation for non-PEOs include: in 2024, Messrs. Wood and Awodiran; in 2023, Messrs. Wood and Awodiran; in 2022, Messrs. Wood and Mathieu Moreau, former Senior Vice President - Sales; in 2021, Messrs. Wood, Moreau and Brooks Meltzer, former Vice President and General Counsel; and in 2020, Messrs. Wood and Meltzer. Mr. Meltzer separated service from the Company effective October 14, 2022. Mr. Moreau became an NEO in 2021 and retired in October 2023. Mr. Awodiran joined the Company in May 2023 and separated service from the Company effective February 18, 2025.
(2)Compensation actually paid for the PEO and average compensation actually paid for our non-PEO NEOs in 2020, 2021, 2022, 2023 and 2024 reflect the respective amounts set forth in columns (b) and (d), adjusted in the table below, as determined in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee in regard to the PEO’s and our other NEOs’ compensation for 2020, 2021, 2022, 2023 and 2024, see the “Compensation Discussion & Analysis” beginning on page 13.

2024	PEO 2024	Average Non-PEO NEOs 2024
Summary Compensation Table Total	$2,214,766	$594,343
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	1,500,002	324,997
Plus Fair Value for Awards Granted in the Covered Year that are Outstanding and Unvested at the End of the Covered Year	1,139,408	246,869
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Year	(284,439)	(66,385)
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	3,406	910
Compensation Actually Paid	$1,573,139	$450,740

2023	PEO 2023	Average Non-PEO NEOs 2023
Summary Compensation Table Total	$2,044,672	$726,314
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	1,250,034	324,990
Plus Fair Value for Awards Granted in the Covered Year that are Outstanding and Unvested at the End of the Covered Year	857,507	222,939
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Year	(63,901)	(14,811)
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	(92,245)	(23,199)
Compensation Actually Paid	$1,496,000	$586,253

2022	PEO 2022	Average Non-PEO NEOs 2022
Summary Compensation Table Total	$1,532,835	$736,192
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	750,000	275,000
Plus Fair Value for Awards Granted in the Covered Year that are Outstanding and Unvested at the End of the Covered Year	657,477	241,081
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Year	(25,630)	(36,912)
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	(13,393)	(19,129)
Compensation Actually Paid	$1,401,289	$674,403

2021	PEO 2021	Average Non-PEO NEOs 2021
Summary Compensation Table Total	$1,302,500	$678,614
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	350,000	208,333
Plus Fair Value for Awards Granted in the Covered Year that are Outstanding and Unvested at the End of the Covered Year	283,840	168,947
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Year	69,505	41,371
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	—	—
Compensation Actually Paid	$1,305,845	$680,599

2020	PEO 2020	Average Non-PEO NEOs 2020
Summary Compensation Table Total	$775,285	$379,854
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	—	—
Plus Fair Value for Awards Granted in the Covered Year that are Outstanding and Unvested at the End of the Covered Year	—	—
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Year	—	—
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	—	—
Compensation Actually Paid	$775,285	$379,854

(3)TSR is cumulative for the measurement period beginning on December 31, 2019, the last trading day before the earliest fiscal year in the table), and ending on December 31, 2024, calculated in accordance with Item 201(e) of Regulation S-K. The Russell 2000 Index for purposes of this table is the same as determined under Item 201(e) of Regulation S-K and described in Item 5 of our Form 10-K for the year ended December 31, 2024. We have chosen to use the Russell 2000 Index rather than an industry or line-of-business index because we do not believe our company is comparable to companies in a particular industry or line-of-business such as after-market automotive product companies and we have not used a peer group of companies because our major competitors are either much larger than we are or their competitive products constitute small lines of business for these companies or other competitors are private companies.
(4)Presented in thousands. Reflects “Net Income” in the Company’s Consolidated Statements of Income included in the Company’s Annual Report on From 10-K for the year ended December 31, 2024.
(5)Presented in thousands. The SEC rules require that the pay versus performance disclosure include an unranked list of three to seven performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs to a company’s performance. The table below represent the unranked list of the “most important” financial measures the Company used to align compensation actually paid to our NEOs for fiscal year 2024 to the Company’s performance:

Performance Measure
Cumulative TSR
Revenue
EPS
EBITDA (A)
(A) Please see page 14 for a calculation of EBITDA from our audited financial statements.
Relationship Between Financial Measures and Compensation Actually Paid
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Cumulative TSR Across the Reported Period. Cumulatively, from 2020 to 2024, the compensation actually paid to our PEO increased by 102.9% and the average of the compensation actually paid to the Non-PEO NEOs increased by 18.7%, compared to the Company’s cumulative TSR of 172.6% over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Net Income Across the Reported Period. Cumulatively, from 2020 to 2024, the compensation actually paid to our PEO increased by 102.9% and the average of the compensation actually paid to the Non-PEO NEOs increased by 18.7%, compared to an increase in the Company’s net income of approximately 148.8%, over the same period.

Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Revenue Across the Reported Period. Cumulatively, from 2020 to 2024, the compensation actually paid to our PEO increased by 102.9% and the average of the compensation actually paid to the Non-PEO NEOs increased by 18.7%, compared to an increase in the Company’s revenue of approximately 164.5%, over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Earnings Per Share Across the Reported Period. Cumulatively, from 2020 to 2024, the compensation actually paid to our PEO increased by 102.9% and the average of the compensation actually paid to the Non-PEO NEOs increased by 18.7%, compared to an increase in the Company’s earnings per share of approximately 150.0%, over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s EBITDA Across the Reported Period. Cumulatively, from 2020 to 2024, the compensation actually paid to our PEO increased by 102.9% and the average of the compensation actually paid to the Non-PEO NEOs increased by 18.7%, compared to an increase in the Company’s EBITDA of approximately 174.8%, over the same period. Please see page 14 for a calculation of EBITDA from our audited financial statements.
Relationship Between the Company’s TSR and the Russell 2000 Index TSR. The Company’s cumulative TSR for 2020 through 2024 was 172.6% compared to the TSR for the Russell 2000 Index of 2.6% over the same period.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, Approval, or Ratification of Transactions with Related Persons
The Board of Directors has adopted a formal written related person transaction approval policy, which sets out XPEL’s policies and procedures for the review, approval, or ratification of “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which XPEL is a participant and in which a related person has a direct or indirect interest, other than the following:
•payment of compensation by XPEL to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”
•transactions available to all employees or all stockholders on the same terms;
•purchases of supplies from XPEL in the ordinary course of business at the same price and on the same terms as offered to any other purchasers, regardless of whether the transactions are required to be reported in XPEL’s filings with the SEC; and
•transactions which when aggregated with the amount of all other transactions between the related person and XPEL involve less than $10,000 in a fiscal year.
Our Audit Committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment or rescission. The chair of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chair must be reported to our Audit Committee at its next regularly scheduled meeting.
Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:
•whether the terms are fair to XPEL;
•whether the transaction is material to XPEL;
•the role the related person has played in arranging the related person transaction;
•the structure of the related person transaction; and
•the interest of all related persons in the related person transaction.

Transactions with Related Persons in 2024
There were no related party transactions during 2024.
Our Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon XPEL and the related person following certain procedures designated by the Audit Committee.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The XPEL Board of Directors has appointed Deloitte & Touche LLP, or Deloitte, to serve as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of XPEL for ratification at the Annual Meeting. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its stockholders. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Deloitte will participate in the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter is necessary to ratify the appointment of XPEL’s independent registered public accounting firm. The proxy card provides a means for stockholders to vote for the ratification of the selection of XPEL’s independent registered public accounting firm, to vote against it or to abstain from voting with respect to it. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the ratification of selection of XPEL’s independent registered public accounting firm. Abstentions will have no effect on this proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP, as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of XPEL’s financial statements, XPEL’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of XPEL’s internal audit function, and risk assessment and risk management. The Audit Committee manages XPEL’s relationship with its independent registered public accounting firm (which report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from XPEL for such advice and assistance.
XPEL’s management is primarily responsible for XPEL’s internal control and financial reporting process. XPEL’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of XPEL’s consolidated financial statements and internal control over financial reporting, and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors XPEL’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements with XPEL’s management.
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in XPEL’s Annual Report on Form 10-K for the year ended December 31, 2024, and for filing with the Securities and Exchange Commission.
This report is submitted by the members of the Audit Committee.

Michael A. Klonne, Chair
Richard K. Crumly
John F. North
FEES PAID TO AUDITORS
Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of XPEL’s annual financial statements for the year ended December 31, 2024, the reviews of the condensed consolidated financial statements included in XPEL’s quarterly reports on Form 10-Q for the year ended December 31, 2024 and the preparation and delivery of consents, comfort letters and other similar documents, were $805,385. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of XPEL’s annual financial statements for the year ended December 31, 2023, the reviews of the condensed consolidated financial statements included in XPEL’s quarterly reports on Form 10-Q for the year ended December 31, 2023 and the preparation and delivery of consents, comfort letters and other similar documents, were $740,000.
Audit-Related Fees. The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that were reasonably related to the performance of the audit or review of XPEL’s financial statements which are not reported in “audit fees” above, for the years ended December 31, 2024 and 2023 were $122,630 and $68,099, respectively.
Tax Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2024 and 2023 were $0.

All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for other services, exclusive of the fees disclosed above relating to financial statement audit and audit-related services and tax compliance, advice or planning, for the years ended December 31, 2024 and 2023 were $4,103 and $4,103, respectively.
Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm. The Audit Committee has considered whether the services provided for non-audit services are compatible with maintaining Deloitte & Touche LLP’s independence, and has concluded that the independence of each firm has been maintained.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described above. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.
PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, XPEL asks that you indicate your support for our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement beginning on page 13.  Your vote is advisory and will not be binding on the Board of Directors; however, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Currently, the Company’s stockholders take an annual advisory vote on executive compensation. The next scheduled vote on the frequency of stockholder votes on executive compensation will be at the annual meeting of stockholders in 2028.
The Compensation Committee is responsible for executive compensation and works to structure a compensation plan that reflects XPEL’s underlying compensation philosophy of aligning the interests of our executive officers with those of our stockholders.
The Board of Directors recommends a vote “FOR” the following resolution:
RESOLVED: That the stockholders approve, on an advisory basis, the compensation of XPEL’s executives named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures and related material set forth in this proxy statement.
PROPOSAL FOUR
APPROVAL OF THE XPEL, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN
Our board of directors adopted our 2025 Employee Stock Purchase Plan, or ESPP, in April 2025 subject to stockholder approval. The purpose of the ESPP is to give certain employees of the Company and its subsidiaries an opportunity to purchase shares of common stock. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment because of deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws. The following is a brief summary of the ESPP, a copy of which is attached as Appendix A to this proxy statement.

Summary

Share reserve. The ESPP initially authorizes the issuance of 250,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our board of directors administers the ESPP and may delegate its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is 85% of the fair market value of a share of our common stock on the purchase date.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to capital structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights, and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or other disposition of all or substantially all of our assets, (2) the sale or other disposition of more than 50% of our outstanding securities, (3) a merger, consolidation or similar transaction where we do not survive the transaction, and (4) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP amendment or termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

New Plan Benefits. Benefits under the ESPP will depend on participants’ elections to participate and the fair market value of our common stock at various future dates. As a result, it is not possible as of the date of this summary to determine future benefits that will be received by executive officers and other employees; provided that, as noted above, employees who are Section 16(a) officers are ineligible to participate in the ESPP. Each participant is limited to the $25,000 annual purchase restriction as well as the participant and purchase period restrictions described above.

Federal Tax Consequences

The following summary generally describes the principal U.S. federal (and not state, foreign or local) income tax consequences under the ESPP to XPEL and participating employees as of the date of this proxy statement. The summary is general in nature and is not intended to cover all the tax consequences that may apply to a particular employee or XPEL. The provisions of the Code and related regulations concerning these matters are complicated, and their impact in any one case may depend upon the particular circumstances. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

As noted above, the ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under Section 423 of the Code, an employee who elects to participate in the ESPP will not recognize income and XPEL will not receive a deduction at the time a purchase right is granted or when the shares purchased under the ESPP are transferred to the participant. Participants will, however, recognize income when they sell or dispose of the shares purchased under the ESPP. If an employee disposes of such shares after two years from the date of grant of the purchase right and after one year from the date of the purchase of such shares (or if the employee dies), the employee will recognize ordinary income for the year in which such disposition occurs (or the employee’s taxable year ending with his or her death) in an amount equal to the lesser of:

●	the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares (the "option price"); or

●	the excess of the fair market value of the shares at the time the option was granted over the option prices (which option price will be computed as of the offering date).

XPEL will not be entitled to a tax deduction if the shares are disposed of after the expiration of the two-year and one-year periods.

If an employee disposes of the shares purchased under the ESPP within two years from the date of grant of the purchase right or within one year from the date of the purchase of such shares, the employee will recognize ordinary income for the year in which such disposition occurs in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. In the event of a disposition within such two-year or one-year periods, XPEL will be entitled to a tax deduction equal to the amount the employee is required to include as ordinary income as a result of such disposition to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Under the ESPP, the Committee may authorize offerings that are not intended to comply with Section 423 of the Code, in which case different tax consequences will apply. Upon the purchase of shares under the ESPP, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid by the employee for such shares, and XPEL will be entitled to a corresponding deduction for federal income tax purposes. In addition, upon the disposition of such shares, the employee will recognize a capital gain or loss in an amount equal to the difference between the selling price of such shares and the fair market value of such shares on the date of purchase. XPEL will not receive a deduction for federal income tax purposes with respect to any capital gain or loss recognized by the employee.

Vote required

Approval of the ESPP requires the affirmative vote of a majority of the votes cast, in person or by proxy, and entitled to vote at the annual meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares.

The Board of Directors recommends a vote “FOR” the approval of the ESPP.

STOCKHOLDER PROPOSALS FOR 2026 XPEL ANNUAL MEETING
XPEL intends to hold its next annual meeting during the second quarter of 2026. In order to be included in the proxy material for the 2026 Annual Meeting, XPEL must receive eligible proposals from stockholders intended to be presented at the annual meeting on or before December 26, 2025 directed to the XPEL Secretary at the address indicated on the first page of this proxy statement.
According to our Amended and Restated Bylaws, XPEL must receive timely written notice of any stockholder nominations and proposals to be properly brought before the 2026 Annual Meeting. To be timely, such notice must be delivered to the XPEL Secretary at the principal executive offices set forth on the first page of this proxy statement between February 6, 2026 and the close of business on March 6, 2026 The written notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on XPEL’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of XPEL shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) a description of any agreement, arrangement, proxy, relationship or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner or control person, (c) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of XPEL shares or with a value derived in whole or in part from the value of any class or series of XPEL shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of XPEL capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of XPEL shares, (d) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote or direct the voting of any shares of any XPEL securities, (e) a description of any short interest in any XPEL security (a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (f) a description of any rights to dividends on the XPEL shares owned beneficially by such stockholder that are separated or separable from the underlying XPEL shares, (g) a description of any proportionate interest in XPEL shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (h) a description of any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of XPEL shares or Derivative Instruments, if any, as of the date of such notice including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date) and (i) a representation of whether the stockholder or the beneficial owner, if any, and any control person will engage in a solicitation with respect to the nomination or business and if so, the name of each participant in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of their outstanding stock required to approve or adopt the business to be proposed by the stockholders, and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.
If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.
As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, the notice must set forth (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor rule) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and include a completed, dated and signed questionnaire, representation and agreement.
To be eligible to be a nominee for election or reelection as a director of XPEL, a person must deliver (in accordance with the time periods prescribed above for delivery of notice) to the Secretary at the principal executive offices of XPEL a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of XPEL, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to XPEL or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of XPEL, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than XPEL with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of XPEL, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of XPEL. XPEL may also require any proposed nominee to furnish such other information as may reasonably be required by XPEL to determine the eligibility of such proposed nominee to serve as an independent director of XPEL or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
In addition to satisfying the foregoing advance notice requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules under the Exchange Act, a stockholder who intends to solicit proxies in support of director nominees other than Company’s nominees must also comply with all other requirements of Rule 14a-19 under the Exchange Act, including providing notice to the Company no later than April 15, 2026. The Company will disregard any proxies solicited for a stockholder’s director nominee(s) if such stockholder fails to comply with such requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In the event that the 2026 Annual Meeting is more than 30 days from June 4, 2026 (the anniversary of the 2025 Annual Meeting), the dates for submission of proposals to be included in the proxy materials and for business to be properly brought before the 2026 Annual Meeting will change according to XPEL’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act. A copy of XPEL’s Amended and Restated Bylaws setting forth the advance notice provisions and requirements for submission of stockholder nominations and proposals may be obtained from the XPEL Secretary at the address indicated on the first page of this proxy statement.
OTHER MATTERS
No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a stockholder’s vote arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of XPEL. If a nominee for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of XPEL.
Upon the written request of any person whose proxy is solicited hereunder, XPEL will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2024. Such written request is to be directed to Investor Relations, 711 Broadway St., Suite 320, San Antonio, Texas 78215.

By Order of the Board of Directors

Barry R. Wood
SECRETARY
San Antonio, Texas
April 25, 2025

APPENDIX A
XPEL, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN
1.GENERAL PURPOSE.
(a)The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.ADMINISTRATION.
(a)The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and, to the extent applicable, Section 423 of the Code:
(i)To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan, (B) whether such Related Corporations will participate in the 423 Component or the Non-423 Component, and (C) to the extent that the Company makes separate Offerings under the 423 Component, in which Offering the Related Corporations in the 423 Component will participate.
(iii)To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)To suspend or terminate the Plan at any time as provided in Section 12.
(vi)To amend the Plan at any time as provided in Section 12.
(vii)Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Related Corporation designated for participation in the Non-423 Component, do not have to comply with the requirements of Section 423 of the Code.

(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee (or either of them have delegated authority to other persons or groups of persons), the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.SHARES OF COMMON STOCK SUBJECT TO THE PLAN.
(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 250,000 shares of Common Stock. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) (after accounting for any adjustment that complies with Section 423 of the Code) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.GRANT OF PURCHASE RIGHTS; OFFERING.
(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.ELIGIBILITY.
(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment with respect to the 423 Component be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)With respect to the 423 Component, no Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)With respect to the 423 Component, as specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.PURCHASE RIGHTS; PURCHASE PRICE.
(a)On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Purchase Date.
7.PARTICIPATION; WITHDRAWAL; TERMINATION.
(a)An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.
(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Related Corporation that has been designated for participation in the Plan will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.EXERCISE OF PURCHASE RIGHTS.
(a)On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.COVENANTS OF THE COMPANY.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.DESIGNATION OF BENEFICIARY.
(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.
(a)In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then (A) the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase, or (B) the Board, in its discretion, may terminate any outstanding Offerings, cancel the outstanding Purchase Rights and refund the Participants’ accumulated Contributions for no additional consideration. The Board will make such determination under clause (ii) in its sole discretion, but in manner that is consistent with Section 423(b)(5) of the Code.
12.AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.
(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.TAX QUALIFICATION; TAX WITHHOLDING; SECTION 409.
(a)Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan to a Participant until such obligations of the Participant are satisfied.

(c)The Plan and all Purchase Rights granted hereunder are intended to be exempt from or otherwise comply with Section 409A of the Code and shall be administered and interpreted in such a manner.
14.EFFECTIVE DATE OF PLAN.
The Plan will become effective on the date that the Plan has been approved by the stockholders of the Company, provided that such approval is received within twelve (12) months before or after the date on which the Plan is adopted by the Board.
15.MISCELLANEOUS PROVISIONS.
(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend an existing employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.
(d)To the extent not preempted by federal law, the provisions of the Plan will be governed by the laws of the State of Texas without resort to that state’s conflicts of laws rules.
(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16.DEFINITIONS.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)“Applicable Law” means the Code and any applicable U.S. or non-U.S. securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).
(c)“Board” means the Board of Directors of the Company.
(d)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(f)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(g)“Common Stock” means the Company’s Common Stock, par value $0.001 per share.
(h)“Company” means XPEL, Inc., a Nevada corporation.
(i)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions. In no event may payroll deductions exceed fifteen percent (15%) of the Participant’s base wages.
(j)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(k)“Director” means a member of the Board.
(l)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(m)“Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(n)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(p)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.
(q)“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(r)“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(s)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(t)“Offering Date” means a date selected by the Board for an Offering to commence.
(u)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(v)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(w)“Plan” means this XPEL, Inc. 2025 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(x)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(y)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(z)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(aa)“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(bb)“Securities Act” means the Securities Act of 1933, as amended.
(cc)“Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(dd)“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed including, but not limited to, the Nasdaq Stock Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the NYSE, or any successors thereto, is open for trading.

2025

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

XPEL, INC.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 3, 2025.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend:
https://www.cstproxy.com/XPEL/2025

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4.

(1) Ryan L. Pape
(2) Stacy L. Bogart
(3) Richard K. Crumly
(4) Michael A. Klonne
(5) John F. North

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

NOTE: Transact any other business that has been properly brought before the meeting in accordance with the provisions of the Company's Amended and Restated Bylaws.

CONTROL NUMBER

Signature________________________________Signature, if held jointly________________________________ Date__________, 2025.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2025

To view the 2025 Proxy Statement and 2024 Annual Report on Form 10-K please go to: https://www.cstproxy.com/XPEL/2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

XPEL, INC.

The undersigned stockholder of XPEL, Inc. hereby appoints Ryan L. Pape and Barry R. Wood, and each of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of XPEL, Inc. held of record by the undersigned at the close of business on April 15, 2025 at the Annual Meeting of Stockholders of XPEL, Inc. to be held via live webcast on June 4, 2025, at 10:00 AM (CDT), or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, IN FAVOR OF PROPOSAL 3 AND IN FAVOR OF PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)